EXHIBIT 15(p)


                                    SUPPLEMENT TO
                    DISTRIBUTION PLAN FOR IVY FUND CLASS C SHARES


               WHEREAS, Ivy Fund is registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act") and consists of one or more separate investment portfolios as may be established and designated from time to time (each, a "Portfolio");

               WHEREAS, the Board of Trustees of Ivy Fund has adopted a Plan dated February 10, 1996 (the "Plan"), in accordance with the requirements of the 1940 Act, and determined that there is a reasonable likelihood that the Plan will benefit Ivy Fund and its shareholders; and

               WHEREAS, the Board of Trustees of Ivy Fund, pursuant to
          Section 1 of the Plan, desires to supplement the Plan so that it pertains to the Class C Shares of three new Portfolios of Ivy Fund referred to as Ivy Global Natural Resources Fund, Ivy Asia Pacific Fund and Ivy International Small Companies Fund.

               NOW THEREFORE, the Board of Trustees of Ivy Fund having determined that the Plan shall pertain to the Class C shares of Ivy Global Natural Resources Fund, Ivy Asia Pacific Fund and Ivy International Small Companies Fund, Ivy Fund hereby adopts this Supplement as of this 31st day of December, 1996.


                                        IVY FUND



                                        By:  ____________________________
                                             Michael G. Landry, President